UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: June 28, 2010

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Nevada	000-49846	87-0638750
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

445 Park Avenue, New York, New York 10022
 (Address of principal executive offices)

(212) 307-3568
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2010, Board of Directors of China North East Petroleum Holdings Limited (the “Company”) appointed Mr. Ruishi Hu as a Director of the Board of Director the Company effective immediately.

Mr. Hu has over 30 years of experience in the petroleum industry in China.  Since 2009 Mr. Hu has been serving as a director of Qianguo County Mongolia Autonomous Petroleum Development Company, a joint venture established by PetroChina Company Limited (“PetroChina”) Jilin Branch and the government of Qianguo County. From 2007 to 2009, Mr. Hu served as the chief representative of PetroChina to the Company’s subsidiary, Song Yuan City Yu Qiao Oil and Gas Development Limited Corporation. From 2004 to 2007, Mr. Hu served as a director of Songyuan City Jingyuan Petroleum Development Company, a joint venture established by PetroChina Jilin Branch and Beijing National Economic Council. Prior to 2004, Mr. Hu had served in management capacity with Jilin Petroleum Group Drilling Technology Research Institute and Jilin Oilfield Administration Bureau.

Mr. Hu will receive the standard compensation package offered to non-employee directors of the Company for his services. The compensation package consists of (i) cash compensation of $25,000 per year; (ii) $1,000 per board meeting attended and $5,000 per meeting attended in person for directors residing outside of Jilin or Heilongjiang Provinces of China; and (iii) option to purchase up 20,000 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

Date: July 2, 2010	By:	/s/ Jingfu Li
Jingfu Li
Acting Chief Executive Officer